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                                                                    Exhibit 99.1

ALLEGHANY CORPORATION
375 Park Avenue
New York, NY 10152


      Contact: Robert M. Hart
      (212) 752-1356



                                                           FOR IMMEDIATE RELEASE

            NEW YORK, N.Y. - DECEMBER 23, 2004 - Alleghany Corporation (NYSE: Y) today announced that it has signed a definitive agreement providing for the merger of its industrial fasteners business Heads & Threads International LLC with an acquisition vehicle formed by a private investor group led by Heads & Threads management and Capital Partners, Inc. of Greenwich, Connecticut.

            Under the terms of the proposed transaction, Alleghany will receive merger consideration of approximately $55 million in cash, subject to adjustment based upon net book value at the closing date. Alleghany does not expect that the transaction will have a material effect on after-tax earnings per share for 2004 fourth quarter or the year ended 2004. The transaction has been approved by the Board of Directors of Alleghany and is expected to close on December 31, 2004. The merger is subject to customary closing conditions.

            John J. Burns, Jr., President and chief executive officer of Alleghany, said, "This should prove to be an attractive transaction for all concerned. Alleghany has owned the Heads & Threads business since 1974 and during that time, it has established itself as one of the nation's leading importers and distributors of steel fasteners. With this transaction, Heads & Threads will have the opportunity to continue its growth on an independent basis."

            Heads & Threads is an international logistics business that imports and sells commercial fasteners and mill products for resale through distributors and packagers that serve original equipment manufacturers, maintenance and repair operators, construction and retail customers. Heads & Threads is headquartered in Bloomingdale, Illinois and has five distribution centers and six warehouses serving major metropolitan areas with same day or next day delivery.

            In addition to the industrial fasteners business conducted by Heads & Threads, Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty business and through its subsidiary World Minerals Inc. in the industrial minerals business.
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            This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the Securities and Exchange Commission. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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